UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

OXiGENE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 635-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 26, 2012, OXiGENE, Inc. (the “Company”) received notice that NASDAQ (“Nasdaq”) has granted the Company an additional 180 days (until June 24, 2013) to regain compliance with Nasdaq’s $1.00 per share minimum bid price requirement under Nasdaq Marketplace Listing Rule 5810(c)(3)(A). Previously, on June 25, 2012, Nasdaq notified the Company that it did not meet the minimum bid price requirement required for continued listing on the Nasdaq Capital Market and was given until December 24, 2012 to achieve compliance.

The Company may achieve compliance during this additional 180-day period if the closing bid price of the Company’s common stock is at least a $1.00 per share for a minimum of 10 consecutive business days before June 24, 2013. As described further in Item 8.01 below, the Company will be implementing a reverse split of its common shares on December 28, 2012 at the ratio of one-for-twelve (1:12). The Company is undertaking this reverse split in an effort to raise its closing bid price above $1.00 per share for at least ten consecutive trading days and, in so doing, regain compliance with the Nasdaq minimum bid price listing requirement. If the Company succeeds in raising its closing bid price for this ten consecutive trading day period, it may regain compliance with the Nasdaq minimum bid price rule as soon as mid-January 2013.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 21, 2012, the Company held a Special Meeting of Stockholders at the Company’s offices at 701 Gateway Boulevard, Suite 210, South San Francisco, California, 94080. Of the 20,584,582 shares of the Company’s common stock entitled to vote at the meeting, 13,135,274 shares were represented at the meeting in person or by proxy, constituting a quorum. The voting results are presented below.

1.  Approval of an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, $0.01 par value per share, at a ratio in the range of 1:5 to 1:20, such ratio to be determined by the Board of Directors:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
10,343,683	2,752,107	39,484	0

2.  Authorization to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1:

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
10,378,411	2,661,745	95,119	0

Both proposals were approved by a majority of the outstanding shares of the Company’s common stock. The reverse stock split set forth in Proposal 1 was authorized by approximately 79% of the total number of votes cast at the December 21 meeting and will be acted upon as described further in Item 8.01 below.

Item 8.01.	Other Events.

On December 27, 2012, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Amendment”) to implement a 1-for-12 reverse stock split (“reverse split”) on December 28, 2012 (the “Effective Date”). The reverse split was approved by the Company’s stockholders at a special meeting held on December 21, 2012 and by the Company’s board of directors. The Company is undertaking this reverse split in an effort to timely regain compliance with the Nasdaq minimum bid price listing requirement.

On the Effective Date, immediately and without further action by the Company’s stockholders, every 12 shares of the Company’s Common Stock, $0.01 par value per share, issued and outstanding immediately prior to December 28, 2012 will be automatically converted into one share of Common Stock, $0.01 par value per share. As a result of the reverse split, the number of outstanding shares of Common Stock will be reduced to approximately 1,740,000, excluding outstanding and unexercised share options and warrants and subject to adjustment for fractional shares. Each fractional share will be automatically rounded up to the next whole share. The reverse stock split will not affect any stockholder’s ownership percentage of the Company’s Common Stock, except to the limited extent that the reverse split would result in any stockholder owning a fractional share. Further, any options, warrants and contractual rights outstanding as of the Effective Date that are subject to adjustment will be adjusted in accordance with the terms thereof. These adjustments may include, without limitation, changes to the number of shares of common stock that may be obtained upon exercise or conversion of these securities, and changes to the applicable exercise or purchase price.

The Common Stock will begin to trade on NASDAQ on a post-split basis on December 28, 2012. Shares of Common Stock will trade under the new CUSIP number 691828404 effective on December 28, 2012.

As disclosed in Item 5.07 above, at a Special Meeting of Stockholders held on December 21, 2012, the stockholders of the Company approved a proposal authorizing the Board of Directors, in its discretion, to implement the reverse split. For further information about the proposal to authorize the Board of Directors to implement the reverse split, please refer to the Company’s definitive proxy statement as filed with the SEC on November 19, 2012.

The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company is filed as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of OXiGENE, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXIGENE, INC.

Date: December 27, 2012	By:	/s/ PETER J. LANGECKER
Peter J. Langecker
Chief Executive Officer

Exhibit Index

3.1	Certificate of Amendment of Restated Certificate of Incorporation of OXiGENE, Inc.